Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Pre-Effective Amendment #1 to Form S-4 No. 333-172616) and related Prospectus of Omega Healthcare Investors, Inc. for the exchange of $575,000,000 of 6 3/4% Senior Notes due 2022 offered under a private placement for $575,000,000 of 6 3/4% Senior Notes due 2022 which have been registered under the Securities Act of 1933, as amended, and to the incorporation by reference therein of our reports dated February 28, 2011, with respect to the consolidated financial statements and schedules of Omega Healthcare Investors, Inc., and the effectiveness of internal control over financial reporting of Omega Healthcare Investors, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland
May 11, 2011